EXHIBIT 99.1

Crimson Exploration Inc. announces contemplation of equity offering

HOUSTON – (BUSINESS WIRE) May 15, 2007 – Crimson Exploration Inc. (OTCBB:CXPO – News; the “Company” or “Crimson”) announced today that it is contemplating the commencement of an offering of common or preferred equity in an amount that would result in at least $25 million in gross proceeds to the Company. The offering, if commenced, and which would be subject to market and other conditions, may take the form of an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and in such event will be made to qualified institutional buyers as defined in Rule 144A under the Securities Act, in offshore transactions to non-U.S. investors under Regulation S of the Securities Act or to certain institutional accredited investors.

Under the terms of the Company’s new $150 million senior secured second lien term loan facility, if the Company does not obtain gross proceeds of at least $25 million from the issuance of common or preferred equity by October 5, 2007, the Company’s interest rate under that facility would increase by 0.5%.

The Company expects that net proceeds from any such equity issuance will be used to repay borrowings under the Company’s new senior secured first lien revolving credit facility.

Any of such securities, if offered in the manner contemplated above, will not be or have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a further discussion of these risks.

Contact: Crimson Exploration Inc., Houston, TX

E. Joseph Grady, 713-236-7400
Source:	Crimson Exploration Inc.